UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Vectren Corporation

Vectren Annual Shareholders’ Meeting

Wednesday, May 16, 2018, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS

Carl Chapman - Chairman, President, and Chief Executive Officer

Ron Christian - Executive Vice President, Chief of Legal and External Affairs Office, and Secretary

Ellis Redd - Vectren Utility Holdings Vice President, Safety and System Integrity

John Lundberg - EQ Shareholder Services

PRESENTATION

Carl Chapman

Well, good morning, everyone. I am Carl Chapman, Chair of the Board of Directors, President, and Chief Executive Officer at Vectren Corporation, and it is my pleasure to welcome each of you to our 2018 Annual Shareholders’ Meeting. I also welcome, of course, those listening to our meeting over the Internet. In accordance with the company’s Code of Bylaws, I call to order the 2018 Annual Meeting of Shareholders. I will act as chair of the meeting and Ron Christian, Executive Vice President, Chief of Legal and External Affairs Officer, and Secretary of the company will act as secretary of the meeting. We have provided an agenda and rules of conduct for the meeting, and this meeting will be conducted in accordance with that agenda and those rules of conduct. With us today is Mr Lundberg, a representative of EQ Shareowner Services, the Company Stock Transfer Agent. Also present is Mr Bob Bitter. See Bob . Bob Bitter of Deloitte & Touche is our Independent Account Leader in the meeting. He will be available to respond to any financial accounting questions you may have and to make any statement in that regard if you choose. I think you are well aware that, at our company, we have a practice of starting every meeting with a safety message. That message is intended to convey helpful information that can better ensure we maintain a safe work environment (sometimes that is our work environment itself; sometimes it is our work environment at home) and to provide that safety message at today’s meeting, I would ask Ellis Redd, Vectren Utility Holdings Vice President, Safety and System Integrity, to share that information with us.

Ellis Redd

Thanks, Carl. Good morning, everyone.

Audience

Good morning.

Ellis Redd

This morning’s safety message is a reminder to test the ground fault circuit interrupters that are in our homes, the GFCIs as they are referred to. Just so you know, GFCIs are required by the National Electric Code in wet and damp locations, including bathrooms, kitchens, basements, laundry rooms, and outside receptacles, as an example, or any location an outlet is near wet or water sources, in other words. They save hundreds of lives as they prevent severe electrical shock by detecting dangerous current and shutting off power instantly, so GFIs can be in the electrical receptacle itself or they can be in the circuit breaker inside of your electrical panel. Both have test buttons, and it is very important to test each and every GFCI in your home. In fact, the Electrical Safety Foundation International, formerly known as the National Electrical Safety Foundation, recommends testing every GFCI every month, especially during thunderstorms because lightning and electrical surges can damage those devices. So, real quick, to test GFCIs, plug a hairdryer, and electric razor, a radio, or other electrical device into the receptacle, turn on the device, push the test button, and if the device trips, it is generally safe and can be trusted for 2006 and newer receptacles, and I will tell you about the pre-2006 in just a moment. If it shuts off the power, you can push the reset button on the receptacle or rest the circuit breaker in your electrical panel to restore the GFCI back to a protective state. If the GFCI fails to trip, it must be replaced, so for pre-2006 GFCI receptacles, the best test is to use a circuit tester you can purchase at a home improvement store or a hardware store. The reason is, after 10 years, the sensitive circuitry in these devices wears out. Usually, the test buttons on these don’t tell you much. If you push the test button, it is always going to shut off the power, so the best source to reliably check these pre-2006 GFCI receptacles is to use a circuit tester. So, all GFCI manufactured devices after 2006 are designed to tell you when they fail, so the vast majority

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
1

indicate failure by shutting off power permanently, and when that happens, and it does not provide power, you know you need to replace it, So, in closing, an estimated 400 million GFCIs are installed across the country. A recent industry study shows that 10% or roughly 400 million of these devices in the field may not work properly, so as a reminder, let’s check the ground fault circuit interrupters in our homes, so we and our friends and family are safer in our homes. Thank you.

Carl Chapman

Thanks, Ellis. Copies of the notice of the meeting, the proxy statement, and the form of proxy are available together with an affidavit of the secretary showing that these materials were mailed on or about March 22, 2018, to each shareholder of the company entitled to vote at the meeting. The secretary will file the affidavit and copies of the materials with the minutes of this meeting. Copies of the annual report of the company for fiscal year 2017 are also available. A copy was mailed or otherwise made available to each shareholder of the company along with the proxy materials, again, on or about March 22, 2018. Also available is a list of the holders of the company’s common stock entitled to vote at this meeting with the number of shares held by each shareholder. That list was prepared by EQ Shareowner Services as of March 9, 2018, which is the record date for shareholders entitled to receive notice of and to vote at this meeting as previously fixed by the Board of Directors of the company. The secretary will report the total number of shares of stock entitled to vote at this meeting.

Ron Christian

Mr Chair, there are 83,078,086 shares of common stock entitled to vote at this meeting. Each holder of these shares is entitled to vote at this meeting. Each holder of these shares is entitled to 1 vote for each share properly represented here.

Carl Chapman

Mr Lundberg of EQ Shareowner Services has tabulated the proxies. Mr Lundberg, you were appointed inspector to report the number of shares represented at the meeting and to receive and count the votes.

John Lundberg

Mr Chair, there are 74,820,090 shares of common stock represented in person or by proxies at this meeting, which constitutes 90.1% of the total number of shares entitled to vote.

Carl Chapman

Obviously, a quorum is present. At the outset, on behalf of the company’s Board of Directors, I want to express my appreciation to all shareholders who returned their proxies. The excellent return of our proxies is indicative of your interest in our company, and again, we are grateful for that. I would also mentioned that, when you entered the room, you should have been provided the opportunity to personally cast a ballot. If you wish to do so and have not, please go to the registration table at the entrance to his room and cast your votes. It is necessary that you do that now in order for your votes to be included in the tabulation later. There are 3 matters to be acted upon at today’s meeting. The 1st matter to be acted upon is the election of the entire Board of Directors for a 1-year term as provided in the notice of annual meeting proxy statement and form of proxy mailed to each shareholder. The directors of the company are elected by plurality of the votes cast. This means that the candidates who receive the largest number of votes are elected up to the maximum number of directors to be chosen at this meeting. Our Board has also implemented a majority vote standard for our directors. The actual standard is set forth on page 4 of this year’s proxy statement. In essence, it provides that if any director receives less than a majority of the votes cast for his or her election, the director will tender their resignation to the

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
2

Board. Once that occurs, the nominating and Corporate Governance Committee along with the Board will evaluate the circumstances that led to the voting outcome, and absent a very good reason, the resignation will be accepted. I will now ask the inspector to report the results of the voting.

John Lundberg

The results of the voting for directors provided that the least number of votes received by the 11 candidates was 57,023,304 shares or 97.6% of the total votes cast on this business item. As a result, all of the candidates received the required amount of votes in order to be elected for a term of 1 year and/or until their respective successors are duly elected and qualified.

Carl Chapman

I hereby declare then that each person nominated to serve as a director is duly elected to serve until the expiration of their 1-year term and/or until their successor is duly qualified and elected. The inspector will please execute and file with the secretary a certified report showing the votes on this matter of business acted on today. The 2nd matter to be acted upon at today’s meeting is the approval of a nonbinding advisory resolution approving the compensation of the named executive officers as described in the proxy statement. I will now ask the inspector to report the results of that voting.

John Lundberg

The results of the voting for the approval of the nonbinding resolution approving the compensation of the named executive officers was 55,921,490 shares for, which represents 97.1% of the total shares voted. There were also shares voted against and shares abstaining. As a result, the majority of the company shareholders have approved the compensation of our named executive officers.

Carl Chapman

Again, we appreciate and value our shareholders’ input in this case on our executive compensation program. The 3rd matter to be acted upon at today’s meeting is the ratification of the appointment of Deloitte & Touche, LLP, as the independent accounts for the company for 2018. The company recommends the appointment of Deloitte & Touche, LLP, as the independent accounts for 2018, and with that, I will ask the inspector to report the results of this voting.

John Lundberg

The results of the reporting for the appointment of Deloitte & Touche as the independent accounts for the company for 2018 — 73,811,818 shares or 99% of the total shares voted. As a result, Deloitte & Touche, LLP, received the required amount of votes in order to be reappointed as the independent account for the company for 2018.

Carl Chapman

Thank you and next I would like to recognize all of our directors who are present and that is all of them at today’s meeting. First of all, we have Derrick Burks, and I will just ask you to stand if you would, each of you, as I read your narrative. Derrick is a retired managing partner of Ernst & Young’s Indianapolis office. He serves on several other boards, including the IU Kelley School of Business Dean’s Advisory Council and the Children’s Museum of Indianapolis. Thank you, Derrick. James H DeGraffenreidt Jr.: James is a retired Chair and CEO of WGL Holdings, Inc and Washington Gas Light Company, a natural gas utility serving customers in the District of Columbia, Maryland, and Virginia. He serves on the Board of Massachusetts Mutual Life Insurance Company, Walters Art Museum, and Harbor Bankshares public company. Thank you, James. John D Engelbrecht: John is Chairman and President of South Central Communications

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
3

Corp, which is a private investment firm, and the Owner and Operator of Mood Media Franchises in 19 US Cities. John serves as the Treasurer and Director of Deaconess Hospital Systems, Inc, and John is the Chair of the Board’s Corporate Responsibility and Sustainability Committee. Thank you, John. Anton H George: Tony is the Principal of Vision Investments, LLC. He also serves on the boards of Homan and Company and First Financial Corporation, a public company. Thank you, Tony. Robert G Jones: Bob is the Board Chair and Chief Executive Officer of Old National Bancorp, a public company headquartered in Evansville. Bob is also the Chair of the Board’s Finance Committee. Patrick K Mullen: Pat is the former Chief Executive Officer for Chicago Bridge and Iron. Thank you, Pat. R Daniel Sadlier: Dan is the Retired President and Chief Executive Officer of Fifth Third Bank of Western Ohio. He is also a Trustee of Sinclair Community College, and he is the Chair of the Board’s Compensation and Benefits Committee. Thank you, Dan. Michael L Smith: Mike is the Retired Executive Vice President and Chief Financial Office of Anthem, Inc, one of the largest health benefits companies. Mike serves on the Board of Envision Healthcare Holdings, a public company, and is also the Chair of our Audit and Risk Management Committee. Thank you, Mike. Teresa J Tanner: Teresa is Executive Vice President and Chief Administrative Office for Fifth Third Bank. Jean L Wajtowicz: Jean is President and Founder of Cambridge Capital Management Corps, which is a consulting and venture capital firm. She also serves on the Boards of First Merchants Corporation and First Internet Bancorp, which are public companies, as well as American United Mutual Holding Company. Jean is also our Lead Director and is the Chair of the Board’s Nominating and Corporate Governance Committee. Thank you, Jean.

The next agenda item is really just to give you a quick overview of some key financial and operations’ aspects of the company, but the most important part of our meeting, seriously, is one thing we like to start with and that is the naming of our Ellerbrook Award winner, and we now have had the privilege of doing this. Now, this will be the 8th time that we have done this, so this is the Ellerbrook Spirit of Community Volunteer of the Year Award. I encourage you to go over here and take a look. You can see our award winner’s picture from this year but also all the past years, and this year our award winner is Joanie Haverstick, who is an administrative assistant in Centerville, Ohio, and she was nominated by her supervisor, Keith Thomas. Joanie began her career at Vectren in just 2016. She dedicated the bulk of her volunteer hours in 2017 to the Artemis Center in Dayton where she served on the Board for 6 years. The Artemis Center serves victims and their children of domestic violence through crisis intervention, safety planning, education, and support services. She has shown her deep commitment and passion for helping victims of domestic violence in the Dayton community. She is an advocate not only for the Artemis Center but also for survivors of domestic violence. She has participated in numerous organizations, giving up her time as well as financial resources, and she has made a positive impact on the individuals she has worked with while at Artemis, and you might be surprised to know that she designated her donation of $5 thousand to Artemis. Joanie, would you please stand so we can recognize you. Sorry about that, I did not push up your picture, my fault, but again, obviously, Joanie is very dedicated to this, and we have lots of individuals in our company very dedicated to our communities. We are very proud of that and particularly proud that Joanie was the winner of the award this year, so thank you very much and also congrats to Keith Thomas, her supervisor who nominated her.

Let me just go through a few key things. Obviously, the 1st thing I would mention is the Vectren CenterPoint merger, obviously just occurred. We think very exciting things here, really good things that we want to talk to you about. Things that we really focused on is we were looking for a partner, and I want to touch on that first. Before I do that though, I need to show you this list of items that I wish wasn’t in here, but it is about 3 pages’ worth of forward-looking statements. Seriously, it is very important, encourage you to look at it. I know it is long, but we do want to

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
4

make sure that you are looking at that. When we look at the Vectren CenterPoint merger, as I said, we are actually very excited about this merger. We think we have a very good partner. A partner for very, several areas that I will talk more about here in just a second, but we announced it – the shareholders received $72 in cash for each share of Vectren common stock. We think they really are complimentary businesses here, and I will talk more about that in a second when she see their footprint, really straight up the Midwest, from Texas, and, and that is really a big part of the attraction to them, 2 highly complimentary companies. There are things between the non-reg operations, very complimentary, but of course beyond that is obviously a very large base of both gas and electric customers. We really think they are the perfect partner for us because of their corporate values match ours, particularly in the areas of customer and in communities and employees, and that is really why we think they are an ideal partner for us. The CenterPoint vector and merger you can see here, give you a good sense of it. It does cover, as I said, much of the Midwest straight up from Texas, and you can see the orange there is, of course, our area, were combo here only in Southwest, Indiana, and gas the rest. They have a very large electric operation in Texas, but in addition to that, a very large gas operation across the US, and actually that gas operation will be based here in Evansville, Indiana, and that is a 4.5 million customer gas operation, so that is one of the real attractions of the merger. Some of the things that were really important as we thought about this particular merger, first of all, we think the combined scale can lead long term to customer rate benefits. Again, the rates are in place already now, so this is not anything that happens in the short run, but over the long term there will be efficiencies and cost reductions, which ought to flow to the customer, and so we think there are very good long-term customer rate benefits. I already mentioned that for at least 3 years headquartered in Evansville will be the combined gas operation, 4.5 million customers in 8 states, and the executive over the gas utility operations who will report to the CEO will be based in Evansville. In addition, the Indiana Electric Operation will continue to be headquartered in Evansville. Again, a Chief Business Officer over that operation will be named to report to the CEA and will also be Evansville based. Beyond those issues, of course our field employees will continue to be based in Evansville, and there will be a whole support group that has to support those field employees that will continue to be based in Evansville. In addition, Energy Systems Group, which is based in Newburgh, will continue to headquarter there, MVERGE, which is Miller Pipeline and Minnesota Limited, would continue to headquarter in Indianapolis, so, again, very good things for the state of Indiana. In addition, the Vectren Foundation would remain based in Evansville, and CenterPoint has agreed to increase the funding to the foundation by $3 million dollars per year for 5 years, and those foundation contributions obviously go across our territory. We already have a foundation in place, so these are on top of that foundation, and we really believe that these commitments speak very strongly to the match with CenterPoint but also CenterPoint’s commitment to the things that we think are most important. Of course, we believe this is a very good price for our shareholders, all of you. Of course, we believe that, but in addition to that, we think these commitments speak very loudly to a very good transaction for the future.

Let me just give you a little bit on Vectren. Just a couple things I’ll highlight here. We are up to about a $5.8 billion market cap at this point. Our 5-year CAGR return to you all over the last 5 years, and we will look at a slide later, has been 21%, and we continued this year, our 58 consecutive years of increasing the dividend. We think we have very constructive regulatory mechanisms in the state of Indiana and Ohio, and we believe that is a real differentiator for Vectren and also for our customers. We look at some 2017 highlights. This is pretty stale at this point, so I’m not going to spend very much time here, but just to remind you that we increased our earnings per share for the 7th consecutive year. We also earn our allowed return at our utility for the 6th consecutive year. Those are obviously key as we think of our financial performance, and you can see the drivers. Big issue for us was we did lose a piece of the SABIC load. That has been communicated to our shareholders, for that was coming for over 3 years. You can see

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
5

that was a very large drop, but we were able to offset that with some of our other plans, including our infrastructure investment and some growth in the gas customer margin, particularly in the service of a large electric power plant in our northern territory. We did increase the dividends 7.1% in November 2017 to $1.80, and did I mention that was the 58th consecutive year increase of our dividend.

We also just want to quickly look at, again, the Q1 highlights. Again, a little bit stale at this point, but we had a good quarter. You can see the consolidated EPS of 70 cents. We have this 179-D deduction at Vesco, which is continuing for 2017. We are trying to get it continued beyond 2017. We are not sure we will get that done, so we have not included it in our earnings guidance. We have not included it in our long-term growth guidance, but it is a very nice add in 2018, and that is 6 cents, but the 70 cents here that I mentioned excludes that. Our nonutility was down a bit. We had warned, earlier in the year, that we had some very difficult construction conditions, so we had warned previously that we expected that to be down. In addition, because the 1st quarter is a loss at our nonutility operations, the lower tax rate actually hurts us when there is a loss. Obviously, for the long term for the year, that will be a very good thing, but in that 1st quarter that also hurts us. We did affirm our guidance for 2018 at $2.80 to $2.90. We filed our Generation Transition Plan, which I will talk more about here in just a second. In February, we filed an Ohio-based rate case, which I will talk more about in March, and then we just filed a process in front of the commission for the 50 megawatts of solar, which will be in Spencer County, so all of those things are underway, and we will talk more about them in a moment. If we look at the long history here, we are very proud this year to be named a top long-term investment. We were actually the top long-term investment of the smaller-size utilities among EEI peers, and you can see our 5-year total shareholder return of 164%, and you can see how that compares to our peers, to the S&P 500, to the Dow, and the S&P 500 Utilities. So, again, a very good performance over the last 5 years, but we all know what matters is the next 5 years or longer, and so you can see what we did is we affirmed our long-term targets, consolidated EPS growth of 6% to 8%, our divided growth of 6% to 8% to match that, and as I mentioned, we did a 7% increase in late last year. Our payout ratio should turn out in the 60-65 range and the utility growth at 5% to 7%, and you can see that over the last 6 years our EPS CAGR was 7%, and as I mentioned earlier, our 5-year CAGR on total return of 21%. What is really driving much of this is, of course, our significant utility CapEx but also talk to you later about the impact this has on rates and our focus on what it does to customer rates, but to look at just the EPS aspects of it, the real driver here really is rate-base growth is driving long and short-term EPS performance. You can see our 10-year CapEx has not changed from where we rolled this out last year at roughly $6.5 billion over the next 10 years, and you can see the split there between natural gas, which is really our modernization efforts, on the electric T&D, which again is our modernization effort as well as our generation transition. The 10-year rate-based CAGR is about 6%; remember we are saying utility earinings will grow 5% to 7%, so 6% rate-based growth driving that, and you can see that will move us from a little over $7 billion in expected rate base at the end of 2027. We think our non-reg units grow about 6-10 cents per year on top of this, so we have the rate-based growth at the utility but on top of that also our 6-10 cents from nonutility, and alongside all this also are a lot of performance management initiatives where we want to keep our costs low, and we have got a lot of initiatives going on on our costs. We are trying to keep our costs low, so we manage, again, what the customer impacts are, and we think we can continue to do that. We have actually held our O&M flat at our utility, a little less than 1%, flat to 1%, since 2012, and we intend to continue to keep that focus on cost control.

Here is our dividend history. You can see our growth rate back 2000 to 2013 as our payout got a little higher than we wanted, so we were holding that dividend growth down to about 2.9%. You can see 14 to 17, 5.4, and now we are at a place where we believe, given the payout, that we can keep our dividend matching our earnings growth in that 6% to 8% range, and that is what we

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
6

intend to do. Let’s just look a little bit at the detail of the business highlights. The numbers are important, but what really is the key is what drives those, and so what we have been doing is transferring our utility, and we have looked at this in 3 buckets in quite some time where we have the gas infrastructure, all about improving safety and reliability, and modernizing our pipes. We have the T&D on the grid, which, again, is about modernization, improving safety and reliability, ability to report and control outages, and also we have our advanced metering as well, and I will talk a little bit more about that, and then our Generation Transition, our Integrated Resource Plan, was filed in late 2016. We spent 2017 really refining that plan and then filed that with the commission, the final plan in front of the commission for the certificate of need in February of earlier this year, and you can see that that generation plan will end up reducing carbon emissions by 60% by 2024. Again, we did not set that target. We continue to believe a diversified portfolio is the right approach, but it will result in a 60% reduction in carbon emissions from the 2005 base year, and I think you all know we call that our smart energy future. Really, all these pieces make that smart energy future up. Let me give you just a little more detail on each of these, not a lot but just a little bit. On the gas infrastructure upgrades, they really just continue. We have a 22,000 mile gas system. We are entering year 5 of our 7-year infrastructure plan. There will be another 7-year plan after this, but we have already done 1000 miles of bare steel/cast iron, and we have about 1000 miles remaining, and we, again, would believe we can be done in both Indiana and Ohio in 2023 or 2024. We also completed our automated meter reading installation in both Indiana and Ohio, and that meant that we were able to read 99% of all meters of 2018. That is a very big increase, and this is a process that will allow us to have much more accurate metering, and we feel very good about what we have accomplished already, but again, some of this was just in place in later in 2017. We did ask for a rate adjustment in Ohio. This is our 1st rate request in a decade, and we spent about $700 million in Ohio in that time period. A lot of key projects, I have already mentioned bare steel/cast iron. Those obviously go through a different tracker, but we have other integrity programs to upgrade and relocate some of our pipes and basically make sure that we’ve got a good, safe, reliable system. Of course, we have a safe and reliable system; this helps us make it even safer and more reliable. We have added a number of new customers in Ohio. We also have the need to replace some of the older plastic, which we are doing, and we also, I mentioned, the automated meter reading technology, and when we do that, if there are meters that are indoors, we move those out. We just think that is a safer process, and so moving meters out is also in place. This will have very little impact to earnings because a lot of these costs were already being done and being deferred, so very little impact on earnings. It will be a bill increase of about $7 a month; that is after we pass through tax reform reduction, so the government, obviously, lowered our tax rate. We are providing all of those savings to the customers, and in this rate case is how we will do it in Ohio, so that will be sometime through sometime early in 2019, and net that will be roughly a $7 increase in Ohio.

On the electric grid side, we are also doing modernization. We have a $450 million, 7-year plan to upgrade our 7800-mile energy grid here in Southwestern Indiana. That was approved in September 2017. There are actually over 800 projects that are already fully engineered and that we know what we are going to be doing over these next 7 years after September 2017, and that will, again, help us to improve safety and reliability. You can see some of the areas that we are working on, whether it be the high-voltage lines, the substations, the older underground cable. Some of the circuits need to be replaced. Pole inspection replacements, again, just due to age of the poles. Those are just some of the items in this plan, which again will allow us to have greater safety and reliability. On Smart Meter, this is just a map. It is actually out on our web, so if you want to look at it. It actually just gives us the order of how we will be doing automated metering, and some of the benefits are faster outage identification, much less estimated bills, quicker electric service for turn on/turn off, more information, so that our customers can better manage their electric bills, and I might mention that right now 55% of the country has AMI. By 2020, that is going to be over 70%. We are not unique here in doing this. We have delayed it a bit as we looked at impact on customer rates, but we think now is the time, and as I said, we actually think 70% of all customers in America will have automated metering.

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
7

Here is the Generation Transition. Some of you have probably seen this slide before. It is the one we used in February when we made our filing with the commission. We really see our Generation Transition as having 5 key areas. First of all, we are going to build a new natural gas plant. That is 800 to 900 megawatts, about $900 million, and that is our request in front of the commission. We also intend to install a 50 megawatt universal solar farm in Spencer County. Again, that is now in front of the Commission. You may have seen that our partner for that is First Solar. They’ll be building it, and that now is also in front of the Commission. We also intend to maintain coal, and so we’ll retrofit our most efficient coal-fired unit. We continue to believe a diverse supply is the best approach for our customers, and so we will maintain, this is actually Culley 3, our most efficient unit, and we already have in front of the Commission, as part of the CPCN in February, the work that we need to do on Culley 3 for it to be up to current environmental standards, and also I might mention that between now and 2023, when we will start to retire some plants, we will burn the same amount of coal that we are burning right now or that we have ever been burning, so from now to 2023, we will burn the same amount of coal. In 2023, we will look to retire or exit 4 of our coal-fired units, and that is the 2 Brown plants, and the reason for that is because they have a very older style scrubber, actually the only one in the country, that scrubber, and it is very costly, and to replace it will be very costly, so the Brown units really would retire because of the need to replace the scrubber, and it is not cost effective to do that. We also would exit our joint venture with Warrick. We own Warrick 4, which is a 300 megawatt unit, so we would exit 150 megawatts from that situation. Again, we, though, did decide to go in together with them so that they could reopen their smelter, so by us agreeing to keep that plant open through 2023, allowed them to reopen their smelter and to add nearly 300 jobs back in Southwest Indiana, so that will occur through 2023, but at this point we would intend to exit at the end of 2023, and then finally, we have a very old plant called Culley 2. It is about 90 megawatts and again would not be cost effective to make it appropriate for today’s environmental standards. The 5th area is we intend to close coal ash ponds. The main thing we are looking at right now is hopefully the ability to recycle all the material in the ash pond. We have actually been recycling our fly ash for a decade, and what we hope to do is remove this material and then recycle it in the same manner. We do not have a final decision on that yet, but that is what we are looking to do, and so that is really this decade that we plan on Electric Generation Transition. Having said that though, one of the real key issues is what does all of this mean to customer bills, and what we wanted to share was back in 2011, we had shared with our investors, all of you, our shareholders, as well as our customers, that we intended to hold rates flat from a long period of time, so in 2011 we made the decision to reduce whatever we were spending in the electric side, again, subject to obviously safety and reliability considerations, but to reduce what we were spending, so that we could hold rates. In addition, we had efficiency programs that allowed our customers to reduce their usage, and so you can see from 2011 to 2017, the average bill went down from 140 to 130. I mentioned earlier that the government was nice enough to give us all a tax break, and we are passing that through dollar for dollar to our customers, every last dollar of it, and that will cause the bill to go down $7. So, if you look from 2017 to 2018 (by the way this is not approved yet—it will probably be approved sometime midsummer by the Commission; they have to approve it, but once that approves, we will pass it through immediately), so you will see a decrease in the electric bill. There will also be a decrease in the gas bill. If you were to combine the 2 in Southwest Indiana, that would be about $125 annual reduction for tax. What I would also tell you, though, is from 2011 then, I just mentioned that we have a solar plan in front of the Commission. I mentioned that we also have a plan for Culley 3 in front of the Commission, and so if you take these other generation costs that we will need to start passing through, what we believe is that if you look at a bill from

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
8

2011 to 2020, you can see it was 140; that would basically be flat. So, in other words, all the costs that I mentioned earlier, with 1 exception that I will comment on, if you go from 2011 to 2020, it would be flat, and so we’ve worked very hard, even with these expenditures we need to make, to control bills, and the 1 exception is we make our filing for our gas generation plant. Those costs will not be passed through to the customer until 2024, and what we intend to do is be able from 2020 until 2027 is to hold our bills under inflation even though we’ll be putting in this gas-fired plant, so we really try to focus hard on what are these impacts to our customers in addition to what are the impacts to use as our shareholders. So, if we look a little bit at some other things, we really want to have a better customer experience. You can see we had a new website deployed in May 2017. The team did a great job on this. You can see how much web transactions are up and how much more responsive it is for mobile. I hope you have found it that way if you are using it, a lot of enhanced communications and bill messages for our customers, door hangers, and other ways that we can explain what we are doing on gas infrastructure, and in some cases, electric infrastructure, and keep our customers informed. Some of things for the future is we hope to text notification for bill due dates. We hope to offer AM/PM appointments. Today, you all know it is sometime during the day. We hope to move that to AM/PM and also to upgrade some of our contact information and then give customers alerts when they may be starting to use more energy as an example or when you may be.

So, let me just close in summary, before we move to any questions, we really do believe our performance remains quite strong, and it is what allowed us to attract a partner like CenterPoint, and so our continued performance, we think, is absolutely essential. We think our energy system modernization work focused on safety and reliability is exactly the right answer. That is what we need to be doing for the long term, and so we will continue to do that on both gas and electric. To diversify our electric generation fleet, we went through an entire integrated resource planning process, we had 3 public meetings during 2016 where we got input from the public on that process, obviously spent, as I mentioned, all of 2017 really trying to figure out, okay, exactly how does this fit together, and we continue to believe that what we put in front of the commission, which, again will result in a 60% carbon reduction, is the right long-term answer for our customers, and keep in mind the driver of the integrated resource plan is 1 thing and 1 thing only, and that is what is the 20-year net present value impact to the customer. Now, do we then step back and ask should we have a diversified portfolio and maybe some other questions? Yes, but the starting point and the big, big driver is what’s the 20-year impact on customer rates. We think our enhancements are moving along nicely. We’ve got our teams focused in this area. They are doing, I think, really good work, and so we want to continue to do that, and I think finally, both our performance but also our opportunities, our opportunities and our infrastructure spend, our opportunities at Visco and Vesco is really what was attractive to CenterPoint, and then we felt very strongly about the commitments that we wanted to see with our other stakeholders, which they were willing to do, and for that reason, we feel like, again, we have a very good merger partner in CenterPoint. Obviously, we think it is a strong price for our shareholders. So, let me stop there on the presentation, and I would just mention we do continue to have a meeting after this. The Board has had about half of our meeting so far, but we do have time for some limited questions. I would ask you to refer to the rules of conduct for the meeting that were distributed. You will see in those rules in the interest of affording as many shareholders as possible the opportunity to ask questions, each shareholder will be limited to 1 question, and with that, let me just see if there are any questions, and Patricia does have a mic if you wouldn’t mind waiting on that and Alyssia too, yeah.

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
9

QUESTIONS AND ANSWERS

MALE SPEAKER 1

Okay, uh, we have had Vectren C [unintelligible] stock since 1972. You have done a wonderful job. It looks like you’re doing even better, but you’ve sold us out, and you talk about being a partner with CenterPoint. It’s all going to disappear. Is that right? We’re going to get our $72, and we’ll be completely out, and if CenterPoint is that good, why did we not merge and be able to trade stock for stock.

Carl Chapman

Basically, the real issue there, first of all, the answer is yes, the stock will all be sold for $72. That is a correct statement. In terms of how we looked at this, when we merged as Vectren Corporation in 2000, we had 2 smaller utilities. We merged, and we created one of what was then 130 utilities in the country. Since then, the industry just continues to consolidate. We’re now down to about 50 companies, and beyond that, the more important piece of that is that 27 of the 30 companies that are larger than us are more than twice our size, and so when we look at that, it basically means there’s not great opportunity that we’re going to be a survivor, if you will, in that scenario. Having said that, what we felt like was most important was but let’s find a partner that we think is committed to Evansvile, is committed to our customers, committed to our employees, and so that is how we looked at it, is we think the consolidation is going to continue. We can stop it, and when you have 90% of the companies above you more than twice your size, that is just a very difficult place to be, and so what we felt like is let’s find a good partner now that will pay our shareholders a good price. I understand the question exactly, but we also felt like, with the other commitments they made and the price they paid, that this is a good transaction for all of our stakeholders. Other questions? Yes.

MALE SPEAKER 2

Why did we not trade share for share? Not [unintelligible].

Carl Chapman

Sure, that’s just an evaluation, and we always look at those opportunities. You’re really describing, in essence, a merger of equals, which is kind of what we did when we created Vectren Corporation between SIGCORP and Indiana Energy, and we did look at all those opportunities, but given the price that was going to be paid and the commitments that we could get for other stakeholders, we felt like that was by far the best answer.

CONCLUSION

Carl Chapman

If no other questions, again, thank you for being a shareholder and for your support. I appreciate you being here today, and obviously we have all kinds of folks here. If you have other questions, please feel free to ask us. Thank you very much.

Audience

Applause.

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
10

Forward-Looking Statements

The statements in this document contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this document are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to: (1) CenterPoint Energy’s proposed acquisition of Vectren, (2) shareholder and regulatory approvals, (3) the completion of the proposed transaction, (4) benefits of the proposed transaction, (5) integration plans and expected synergies, (6) the expected timing of completion of the transaction, and (7) anticipated future financial measures and operating performance and results, including estimates for growth and other matters affecting future operations.

Risks Related to the Merger

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to:

(1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transaction, (2) the risk that CenterPoint Energy or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transaction or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction or could otherwise cause the failure of the proposed transaction to close, (4) the risk that a condition to the closing of the proposed transaction or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms, any equity, debt or other financing necessary to complete or permanently finance the proposed transaction and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transaction, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transaction, (8) the timing to consummate the proposed transaction, (9) the costs incurred to consummate the proposed transaction, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transaction will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the merger, (12) the credit ratings of the companies following the proposed transaction, (13) disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and (14) the diversion of management time and attention on the proposed transaction.

Risks Related to CenterPoint Energy

Important factors related to CenterPoint Energy, its affiliates, and its and their operations that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to:

(1) the performance of Enable Midstream Partners, LP (Enable), the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (NGLs), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
11

by or related to Enable; (F) changes in tax status; (G) access to debt and equity capital; and (H) the availability and prices of raw materials and services for current and future construction projects; (2) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (3) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (4) future economic conditions in regional and national markets and their effect on sales, prices and costs; (5) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital; (6) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s and Enable’s businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses; (7) tax reform and legislation, including the effects of the comprehensive tax reform legislation informally referred to as the TCJA and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred taxes and CenterPoint Energy’s rates; (8) CenterPoint Energy’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms; (9) the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials; (10) problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (11) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (12) the impact of unplanned facility outages; (13) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt CenterPoint Energy’s businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences; (14) CenterPoint Energy’s ability to invest planned capital and the timely recovery of CenterPoint Energy’s investment in capital; (15) CenterPoint Energy’s ability to control operation and maintenance costs; (16) actions by credit rating agencies; (17) the sufficiency of CenterPoint Energy’s insurance coverage, including availability, cost, coverage and terms; (18) the investment performance of CenterPoint Energy’s pension and postretirement benefit plans; (19) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of CenterPoint Energy’s financing and refinancing efforts, including availability of funds in the debt capital markets; (20) changes in interest rates and their impact on CenterPoint Energy’s costs of borrowing and the valuation of its pension benefit obligation; (21) changes in rates of inflation; (22) inability of various counterparties to meet their obligations to CenterPoint Energy; (23) non-payment for CenterPoint Energy’s services due to financial distress of its customers; (24) the extent and effectiveness of CenterPoint Energy’s risk management and hedging activities, including, but not limited to, its financial and weather hedges; (25) timely and appropriate regulatory actions allowing securitization for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey; (26) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of CenterPoint Energy’s interests in Enable, whether through its decision to sell all or a portion of the Enable common units it owns in the public equity markets or otherwise, subject to certain limitations), which CenterPoint Energy cannot assure will be completed or will have the anticipated benefits to it or Enable; (27) acquisition and merger activities involving CenterPoint Energy or its competitors; (28) CenterPoint Energy’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (29) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy and RRI), a wholly-owned subsidiary of NRG Energy, Inc. (NRG), and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to CenterPoint Energy, including indemnity obligations; (30) the outcome of litigation; (31) the ability of retail electric providers (REPs), including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and its subsidiaries; (32) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation; (33) the timing and outcome of any audits, disputes and other proceedings related to taxes; (34) the effective tax rates; and (35) the effect of changes in and application of accounting standards and pronouncements.

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
12

Risks Related to Vectren

Important factors related to Vectren, its affiliates, and its and their operations that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to:

(1) factors affecting utility operations such as unfavorable or unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints, (2) new or proposed legislation, litigation and government regulation or other actions, such as changes in, rescission of or additions to tax laws or rates, pipeline safety regulation and environmental laws and regulations, including laws governing air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact the continued operation, and/or cost recovery of generation plant costs and related assets; compliance with respect to these regulations could substantially change the operation and nature of Vectren’s utility operations, (3) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition, results of operations, and reputation, (4) approval and timely recovery of new capital investments related to the electric generation transition plan, including timely approval to build and own generation, ability to meet capacity requirements, ability to procure resources needed to build new generation at a reasonable cost, ability to appropriately estimate costs of new generation, the effects of construction delays and cost overruns, ability to fully recover the investments made in retiring portions of the current generation fleet, scarcity of resources and labor, and workforce retention, development and training, (5) increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy, (6) regulatory factors such as uncertainty surrounding the composition of state regulatory commissions, adverse regulatory changes, unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, interpretation of regulatory-related legislation by the Indiana Utility Regulatory Commission and/or Public Utilities Commission of Ohio and appellate courts that review decisions issued by the agencies, and the frequency and timing of rate increases, (7) financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the SEC; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight, (8) economic conditions including the effects of inflation, commodity prices, and monetary fluctuations, (9) economic conditions, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, and other nonutility products and services; economic impacts of changes in business strategy on both gas and electric large customers; lower residential and commercial customer counts; variance from normal population growth and changes in customer mix; higher operating expenses; and reductions in the value of investments, (10) volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense, (11) volatile oil prices and the potential impact on customer consumption and price of other fuel commodities, (12) direct or indirect effects on Vectren’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries, (13) the performance of projects undertaken by Vectren’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, Vectren Infrastructure Services Company, Vectren Energy Services Company, and remaining ProLiance Holdings, LLC assets, (14) factors affecting Infrastructure Services, including the level of success in bidding contracts; fluctuations in volume and mix of contracted work; mix of projects received under blanket contracts; unanticipated cost increases in completion of the contracted work; funding requirements associated with multiemployer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions, including changes in the market prices of oil and natural gas that would affect the demand for infrastructure construction, (15) factors affecting Energy Services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; risks associated with projects owned or operated; failure to appropriately design, construct, or operate projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; changes in the timing of being awarded projects; credit worthiness of customers; lower energy prices negatively impacting the economics of performance contracting business; and changing market conditions, (16) employee or contractor workforce factors including changes in key executives, collective bargaining

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
13

agreements with union employees, aging workforce issues, work stoppages, or pandemic illness, (17) risks associated with the material business transaction such as acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transaction; integrating operations as part of this transaction; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transaction, and (18) costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with federal and state laws and interpretations of these laws.

The foregoing list of factors is not all-inclusive because it is not possible to predict all factors, and any and all differences between the risk factors under the headings “Risks Related to CenterPoint Energy” or “Risks Related to Vectren,” except where context dictates otherwise, are not intended to be, and should not be read as, a representation, warranty, statement, affirmation or acknowledgement of any kind by CenterPoint Energy, Vectren or their respective affiliates that any risk factors present under one heading, but absent under the other, are not potential risk factors for CenterPoint Energy or Vectren, or their respective affiliates, as applicable. Furthermore, it may not be possible to assess the impact of any such factor on CenterPoint Energy’s or Vectren’s respective businesses or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Additional risks and uncertainties will be discussed in other materials that CenterPoint Energy and Vectren will file with the SEC in connection with the proposed transaction. Other risk factors are detailed from time to time in CenterPoint Energy’s and Vectren’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, but any specific factors that may be provided should not be construed as exhaustive. Each forward-looking statement speaks only as of the date of the particular statement. While we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, we undertake no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, Vectren expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

CenterPoint Energy, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transaction. Information regarding the directors and executive officers of CenterPoint Energy is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transaction.

Vectren Corporation Wednesday, May 16, 2018, 11:15 Eastern
14